Exhibit 99.1
1800 N Route Z, Suite A
Columbia, MO 65202
(800) 338-9585
NASDAQ: AOUT

Contact:

Liz Sharp, VP, Investor Relations

lsharp@aob.com

(573) 303-4620

Tayon Named Chief Product Officer

at American Outdoor Brands

COLUMBIA, Mo., December 21, 2023 – American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT), an industry leading provider of products and accessories for outdoor enthusiasts, today announced that James Tayon, Vice President of Marketing & Product Development, has been named to the newly created role of Chief Product Officer, under which he will continue to lead the Company’s strategic product direction, including product innovation, design, development, and marketing.

President and Chief Executive Officer, Brian Murphy, said, “I am excited to announce that James Tayon will hold the newly created title of Chief Product Officer. James joined our company as a Product Development Engineer, long before the spin-off from our former parent company in 2020. Since then, he has taken on increasing responsibilities, combining his product development expertise and focus on process, with his leadership capabilities and passion for the outdoors. As a result, he has been a driving force in establishing our culture of innovation, which has yielded a repeatable innovation process, a sustainable pipeline of innovative new products across our brand family, and a robust portfolio of intellectual property, all of which are core to our long term growth strategy. I look forward to James’ ongoing contributions to our future growth.”

Prior to American Outdoor Brands, Tayon served as a Product Engineer for J2 Scientific, a laboratory automation equipment designer and manufacturer, where he developed custom automation solutions for testing applications. In 2012, he joined Battenfeld Technologies, a provider of hunting and shooting accessories, as a Product Development Engineer, and later, Engineering Supervisor. He joined American Outdoor Brands in 2017 upon its acquisition of Battenfield Technologies. He earned his Bachelor of Science in Mechanical Engineering, as well as his MBA in Management and Operations, at the University of Missouri.

About American Outdoor Brands, Inc.

American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT) is an industry leading provider of outdoor products and accessories, including hunting, fishing, camping, outdoor cooking, shooting, and personal security and defense products, for rugged outdoor enthusiasts. The company produces innovative, top quality products under its brands BOG®; BUBBA®; Caldwell®; Crimson Trace®; Frankford Arsenal®; Grilla Grills®; Hooyman®; Imperial®; LaserLyte®; Lockdown®; MEAT!; Old Timer®; Schrade®; Tipton®; Uncle Henry®; ust®; and Wheeler®. For more information about all the brands and products from American Outdoor Brands, Inc., visit www.aob.com.